Exhibit 99.1
FOR IMMEDIATE RELEASE
Lam Research Corporation Contact:
Kathleen Bela, Investor Relations, phone: 510/572-4566, e-mail: kathleen.bela@lamrc.com
Lam Research Corporation Announces Earnings for the Quarter Ended December 25, 2005
FREMONT, Calif., January 18, 2006—Lam Research Corporation (NASDAQ: LRCX) today announced earnings for the quarter ended December 25, 2005. Revenue for the period was $358.2 million, and net income was $77.8 million, or $0.55 per diluted share, compared to revenue of $320.9 million, and net income of $49.5 million, or $0.35 per diluted share, for the September 2005 quarter. Gross margin was $177.5 million and operating expenses were $100.6 million for the December 2005 quarter compared to gross margin of $156.1 million and operating expenses of $96.4 million for the September 2005 quarter.
Gross margin as a percent of revenue for the December quarter was 49.5 percent compared to 48.6 percent in the September quarter. The increase in operating expenses was primarily the result of increases in R&D spending, including equity and incentive-based compensation expense.
The income tax expense of $8.4 million in the December 2005 quarter reflects a fiscal year 2006 effective tax rate assumption of 21.5 percent.
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Lam Announces Earnings for the December 2005 Quarter	Page 2 of 7
New orders recorded in backlog increased 24 percent sequentially to $403 million. The geographic distribution of new orders as well as revenue during the December quarter is shown in the following table:

Region	New Orders	Revenue
North America	13%	13%
Europe	12%	13%
Japan	23%	25%
Korea	23%	20%
Asia Pacific	29%	29%
Cash, short-term investments and restricted cash balances were $977.3 million at the end of December, and cash flows provided by operating activities were $111.4 million during the quarter. Condensed Consolidated Statements of Cash Flows are included at the end of this press release. Deferred revenue and deferred profit balances were $161.4 million and $98.0 million, respectively. At the end of the period, unshipped orders in backlog were approximately $404 million, and the anticipated future revenue value of orders shipped from backlog to Japanese customers that are not recorded as deferred revenue was approximately $46 million.
“Business conditions continued to strengthen in the December quarter,” stated Steve Newberry, president and chief executive officer of Lam. “Improving demand for wafer processing equipment and services coupled with recent market share gains have resulted in a significant increase in new orders. We believe the continued increase in selection of our equipment into today’s most advanced wafer processing fabs as well as recent next-generation technology wins is a reflection of the Company’s ongoing competitiveness.”
“The rise in new orders is among several achievements during the quarter. Profitability was strong, resulting in gross margins of 49.5 percent and operating margins of 21.5 percent. In addition, for calendar year 2005, we have generated $375 million of net free cash flow, which is 27 percent of revenue. Results achieved during the December quarter, and the year, illustrate our employees’ outstanding performance and the Company’s commitment to setting the standard of excellence for the wafer fab equipment industry,” Newberry concluded.
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Lam Announces Earnings for the December 2005 Quarter	Page 3 of 7
The Company believes the presentation of net free cash flows, which is derived by subtracting capital expenditures from net cash provided by operating activities, is useful for analyzing the Company’s financial performance as a reflection of the Company’s ability to generate cash exclusive of capital expenditures. A table that provides a calculation of net free cash flows is included at the end of this press release.
Statements made in this press release which are not statements of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate, but are not limited, to the levels of demand for wafer processing equipment and services and our customers’ continuing selection of our equipment. Some factors that may affect these forward-looking statements include: changing business conditions in the semiconductor industry and the overall economy and our plans for reacting to those changes, changing customer demands, the level of demand for new consumer products, our competitors’ development of new technologies that could affect our market share, and the success of our research and development programs. These forward-looking statements are based on current expectations and are subject to uncertainties and changes in condition, significance, value and effect as well as other risks detailed in documents filed with the Securities and Exchange Commission, including specifically the report on Form 10-K for the year ended June 26, 2005, and Form 10-Q for the quarter ended September 25, 2005, which could cause actual results to vary from expectations. The Company undertakes no obligation to update the information or statements made in this press release.
Lam Research Corporation is a major provider of wafer fabrication equipment and services to the world’s semiconductor industry. Lam’s common stock trades on The NASDAQ National Market® under the symbol LRCX. Lam is a NASDAQ-100® company. The Company’s World Wide Web address is http://www.lamresearch.com.
Consolidated Financial Tables Follow
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Lam Announces Earnings for the December 2005 Quarter	Page 4 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data and percentages)
(unaudited)

	Three Months Ended			Six Months Ended
	December 25,	September 25,	December 26,	December 25,	December 26,
	2005	2005	2004	2005	2004
Total revenue	$358,245	$320,907	$379,800	$679,152	$799,349
Cost of goods sold	180,735	164,828	180,898	345,563	385,686

Gross margin	177,510	156,079	198,902	333,589	413,663
Gross margin as a percent of revenue	49.5%	48.6%	52.4%	49.1%	51.7%
Research and development	55,742	51,242	47,057	106,984	97,415
Selling, general and administrative	44,859	45,155	43,275	90,014	86,402

Total operating expenses	100,601	96,397	90,332	196,998	183,817
Operating income	76,909	59,682	108,570	136,591	229,846
Operating margin as a percent of revenue	21.5%	18.6%	28.6%	20.1%	28.8%
Other income, net	9,308	8,488	1,298	17,796	1,306

Income before income taxes	86,217	68,170	109,868	154,387	231,152
Income tax expense	8,439	18,679	26,254	27,118	57,788

Net income	$77,778	$49,491	$83,614	$127,269	$173,364

Net income per share:
Basic	$0.57	$0.36	$0.61	$0.93	$1.27

Diluted	$0.55	$0.35	$0.59	$0.89	$1.23

Number of shares used in per share calculations:
Basic	136,572	136,453	137,255	136,499	136,366

Diluted	142,525	141,430	142,268	142,209	141,108

Lam Announces Earnings for the December 2005 Quarter	Page 5 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	December 25,	September 25,	June 26,
	2005	2005	2005
	(unaudited)	(unaudited)	(1)
Assets:
Cash and cash equivalents	$633,782	$514,818	$482,250
Short-term investments	258,463	273,998	$327,003
Accounts receivable, net	279,185	220,955	232,005
Inventories	114,051	113,702	110,051
Other current assets	95,012	99,463	93,527

Total current assets	1,380,493	1,222,936	1,244,836
Property and equipment, net	41,652	40,010	41,082
Restricted cash	85,038	85,038	85,038
Other assets	75,088	76,690	77,859

Total assets	$1,582,271	$1,424,674	$1,448,815

Liabilities and stockholders’ equity:
Current liabilities	$439,191	$364,649	$379,133

Other long-term liabilities	$1,279	$1,364	$2,786
Stockholders’ equity	1,141,801	1,058,661	1,066,896

Total liabilities and stockholders’ equity	$1,582,271	$1,424,674	$1,448,815

(1)	Derived from audited financial statements.

Lam Announces Earnings for the December 2005 Quarter	Page 6 of 7
LAM RESEARCH CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	December 25,	September 25,	December 26,	December 25,	December 26,
	2005	2005	2004	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$77,778	$49,491	$83,614	$127,269	$173,364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,995	6,032	6,694	11,027	12,888
Deferred income taxes	(647)	15,374	21,954	14,727	51,578
Stock-based compensation	6,044	5,246	266	11,290	293
Other, net	109	1,842	129	1,951	1,323
Change in working capital accounts	23,126	(30,604)	37,708	(7,478)	(48,699)

Net cash provided by operating activities	111,405	47,381	150,365	158,786	190,747

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(5,036)	(4,658)	(8,845)	(9,694)	(13,983)
Net sales (purchases) of available-for-sale securities	14,191	51,598	(41,412)	65,789	(58,720)

Net cash provided by/(used for) investing activities	9,155	46,940	(50,257)	56,095	(72,703)

CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock purchases	(61,917)	(78,690)	—	(140,607)	—
Reissuances of treasury stock	—	5,137	—	5,137	—
Proceeds from issuance of common stock	61,926	12,174	30,986	74,100	41,925

Net cash provided by/(used for) financing activities	9	(61,379)	30,986	(61,370)	41,925

Effect of exchange rate changes on cash	(1,605)	(374)	2,350	(1,979)	2,801
Net increase in cash and cash equivalents	118,964	32,568	133,444	151,532	162,770
Cash and cash equivalents at beginning of period	514,818	482,250	192,729	482,250	163,403

Cash and cash equivalents at end of period	$633,782	$514,818	$326,173	$633,782	$326,173

Lam Announces Earnings for the December 2005 Quarter	Page 7 of 7
Lam Research Corporation
Calculation of Net Free Cash Flows
(in thousands)
(unaudited)

	Three Months Ended				Twelve Months Ended
	March 27,	June 26,	September 25,	December 25,	December 25,
	2005	2005	2005	2005	2005
Net cash provided by operating activities	$101,299	$133,884	$47,381	$111,405	$393,969

Capital expenditures	(4,640)	(4,226)	(4,658)	(5,036)	(18,560)

Free cash flow	$96,659	$129,658	$42,723	$106,369	$375,409